Exhibit 99.1

To: All MeridianLink Employees
From: Nicolaas Vlok
Date: January 11, 2024

Team MLNK,

The last few years have been an exciting time to work at MeridianLink as we scaled up to support several important innovation initiatives, including the cloud migration and the integration of acquired companies. Since we have completed these significant technology projects, we find ourselves at an inflection point where we must prioritize our spend and invest in our future.

That’s why we have made the decision to undertake a thoughtful and comprehensive organizational realignment. Following an overall review of our strategic and operational priorities and the skill sets needed to accelerate those priorities on a go-forward basis, we identified certain roles that will be eliminated and employees who will be transitioning from the organization. The size of our team will be reduced by about 9%. Realignment is taking place across the entire organization, with the largest impact in technology and R&D.

All employees will receive an email within the next 15 minutes about the status of their role. Impacted employees will also receive a Teams invitation for a call with management and HR to go over transition and severance details.

We know this is a difficult process for many, but we are confident that this change will improve efficiencies and better enable us to meet our current business needs. We did not make this decision lightly, and we want to share how we got here and what is next for the Company.

Realigning our investment
In the last few years, we have grown our team to make significant technological strides forward. We are pleased to have accomplished our project goals. Yet, with the completion of several key projects and the economy rebounding at its current pace, we have determined that cutting costs and returning to our historical level of R&D investment is prudent and necessary.

Our Culture of Caring
Saying goodbye is never easy, especially to teammates who made significant contributions to our Company. We are communicating and supporting each impacted employee as we work through this process together.

Departing employees will be offered the following support through their separation agreements:
•Eight weeks of severance pay, plus two additional weeks for every completed year of service, up to a total of 26 weeks of severance pay;
•Up to three months of employer-paid COBRA; and
•Career support with coaching through Lee Hecht Harrison (LHH), an outplacement agency dedicated to this process.

What’s Next
These changes, while difficult today, will better enable us to efficiently deliver on our business objectives and grow in the areas of strategic importance. We are optimistic about the future and sincerely appreciate the work that has gone into completing our significant technology projects over the last few years.

We believe there are ample opportunities in the current market for those who help their customers succeed. Today’s realignment is designed to position us best to serve and grow our customer base effectively while managing costs and investing in innovation.

Over the next few days, we’ll discuss these changes at the team level. In the meantime, please reach out to your manager, HR, or me with any questions.

Best,
Nicolaas Vlok